EXHIBIT 99
First Georgia Banking Company passes $700 million in assets and its parent company, FGBC Bancshares, Inc., declares 4-for-3 common stock split.
Franklin, GA, February 22, 2008 — First Georgia Banking Company, based in Franklin, Georgia, announced today that its total assets have passed $700 million. The Bank has expanded throughout the state with locations in Athens, Bremen, Carrollton, Columbus, Commerce, Cornelia, Dalton, Franklin, Homer, Jefferson and Villa Rica and also has a loan production office in LaGrange. For more information about First Georgia Banking Company please visit its website at www.firstgabnk.com.
To reward its shareholders for their commitment to the Company’s endeavors, FGBC Bancshares, Inc., parent company for the Bank, announced today that its board of directors declared a 4-for-3 common stock split payable on March 10, 2008 to shareholders of record as of March 3, 2008. For further information about FGBC Bancshares, Inc. please contact Shareholder Relations at 678-839-4510.